UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2019

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2951 28th Street, Santa Monica, California	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (424) 268-9444

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	JAKK	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced in a Current Report on Form 8-K dated June 28, 2019, on June 24, 2019, JAKKS Pacific, Inc. (the “Company”) received written notice from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that its common shares, par value $.001, closed below the $1.00 per share minimum bid price required by NASDAQ Listing Rule 5450(a)(1) for 30 consecutive business days.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company had an automatic period of 180 calendar days, or until December 23, 2019, to achieve compliance with the minimum bid price requirement if at any time before December 23, 2019, the bid price for the Company’s common shares closed at $1.00 per share or above for a minimum of 10 consecutive business days. While the Company’s shares closed at or above $1.00 for a number of days prior to December 23, 2019, the closing price of the Company’s shares did not remain at or above $1.00 for the required period of time.

As a result, on December 26, 2019 the Company received written notice from NASDAQ that its common shares are subject to delisting from The NASDAQ Global Select Market and are scheduled to be delisted on January 6, 2020.

The Company is appealing the delisting determination to a Hearings Panel (the “Panel”) and such request for appeal will have the effect of staying the suspension of the Company’s securities pending the Panel’s decision. In connection with the filing of the appeal, the Company will be required to submit a plan to regain compliance, which will include a commitment to seek stockholder approval of a reverse stock split.

NASDAQ’s notice has no immediate effect on the listing or trading of the Company’s common shares, which will continue to trade on NASDAQ under the symbol “JAKK” until the Panel concludes its determination with respect to the appeal.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company amended the employment agreement between the Company and Mr. John a/k/a Jack McGrath, Chief Operating Officer, and entered into Amendment No. 6 dated as of December 31, 2019 amending Mr. McGrath’s Employment Agreement dated March 4, 2010 which was effective January 1, 2010 as amended to date (the “Employment Agreement”). The terms of Mr. McGrath’s Employment Agreement have been amended as follows: (i) to extend the Term of the Employment Agreement for an additional year through December 31, 2021; (ii) a 2020 and 2021 performance bonus opportunity in a range between twenty-five percent (25%) and one hundred twenty-five percent (125%) of Base Salary, based upon the level of EBITDA achieved by the Company for the fiscal year, as determined by the Compensation Committee, which shall be payable in cash and is subject to additional terms and conditions as set forth therein; (iii) modification of the Annual Restricted Stock Grant provided for under section 3(d) of the Employment Agreement, effective as of January 2020, so that the number of shares of Restricted Stock granted pursuant to such Annual Restricted Stock Grant equal the lesser of (a) $1,000,000 in value (based on the closing price of a share of Common Stock on the last business day of the prior year), or (b) 0.5% of outstanding shares of Common Stock, which shall vest in four equal installments on each anniversary of grant, provided, that no such award under (a) or (b) above shall be made to Executive (and no cash substitute shall be provided to Executive) to the extent shares are not available for grant under the Plan as of such date; and, provided, further, that the Company shall not be obligated to amend the Plan and/or seek shareholder approval of any amendment to increase the amount of available shares under the Plan. All capitalized terms used but not defined in the previous sentence have the meanings ascribed thereto in the Employment Agreement, as amended by the fourth amendment.

The foregoing description of the sixth amendment to the Employment Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Amendment No. 6 to the Employment Agreement of John a/k/a Jack McGrath

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

By:	/S/John L. Kimble
John L. Kimble, CFO

Date:  January 2, 2020